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                                                                    Exhibit 99.1


                           U.S. HOME & GARDEN TRUST I
                          c/o U.S. HOME & GARDEN INC.
                             655 Montgomery Street
                        San Francisco, California 94111


                 PROXY FOR SPECIAL MEETING OF HOLDERS OF 9.40%
                    CUMULATIVE TRUST PREFERRED SECURITIES OF
                     U.S. HOME GARDEN TRUST I TO BE HELD ON
                 SEPTEMBER __, 2003 THIS PROXY IS SOLICITED BY
                  THE TRUST'S PARENT, U.S. HOME & GARDEN INC.


         The undersigned hereby appoints Robert Kassel and David Harper, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the special meeting of holders of trust preferred securities of U.S. Home & Garden Trust I (the "Trust"), on September __, 2003, at 655 Montgomery Street, Suite 830, San Francisco, California 94111, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1. A proposal to approve and adopt amendments to Section 8.1 of the Junior Subordinated Indenture, and Sections 7.1 and 9.1 of the Guarantee Agreement, each between U.S. Home & Garden and Wilmington Trust Company, as trustee, and dated as of April 17, 1998, and Sections 5.10 and 10.7 of the Amended and Restated Trust Agreement of the Trust among U.S. Home & Garden, Wilmington Trust, as trustee, and certain administrative trustees named therein, dated as of April 17, 1998, which amendments provide that the proposed sale by U.S. Home & Garden's wholly-owned subsidiaries, Easy Gardener, Inc. and Ampro Industries, Inc., of their properties and assets substantially as an entirety (which also comprise, indirectly, on a consolidated basis, substantially all of the properties and assets of U.S. Home & Garden) to Easy Gardener Products, Ltd., as set forth in the asset purchase agreement between the parties thereto dated December 11, 2002, as amended on July 31, 2003 and as may be further amended from time to time in a manner which in the opinion of the Administrative Trustees, does not materially adversely affect the interests of the Holders of the Trust Preferred Securities, and described in the accompanying proxy statement/prospectus, shall be deemed to be a transfer by U.S. Home & Garden of U.S. Home & Garden's properties and assets substantially as an entirety under Sections 8.1 and 8.2 of the Indenture, Sections 7.1,
         7.2 and 9.1 of the Guarantee and Sections 5.10 and 10.7 of the Trust Agreement and to add confirming changes to the foregoing documents to reflect (a) the implementation of the amendments described above and
         (b) the change in parties from U.S. Home & Garden to Easy Gardener Products, including the definition of "Business Day" to reflect the fact that Easy Gardener Products is located in Texas and will observe the holidays observed in that jurisdiction rather than in California; and the authorization for the Wilmington Trust, as the holder of the debentures issued pursuant to the Indenture, to consent to the amendment of the Indenture as described herein and to enter into an Amended and Restated Junior Subordinated Indenture, Amended and Restated Guarantee Agreement and Second Amended and Restated Trust Agreement to reflect the foregoing.

         FOR             |_|
         AGAINST         |_|
         ABSTAIN         |_|


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2.       A proposal to adjourn or postpone the meeting to a later date.

         FOR             |_|
         AGAINST         |_|
         ABSTAIN         |_|

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                    (continued and to be signed on reverse side)


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